UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2017

GI DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55195	84-1621425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 Congress Street

Boston, MA 02210

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 357-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement

On June 15, 2017 (the “Closing Date”), GI Dynamics, Inc. (the “Company”) entered into a Note Purchase Agreement by and between the Company, as borrower, and Crystal Amber Fund Limited, as purchaser (the “Purchaser”). Pursuant to the Note Purchase Agreement, the Company issued and sold to the Purchaser a senior secured convertible promissory note in an aggregate original principal amount of $5,000,000 (the “Note”). The Purchaser is the Company’s largest shareholder.

The Note accrues interest at a rate equal to 5% per annum, compounded annually, other than during the continuance of an event of default, when the Note accrues interest at a rate of 8% per annum. The entire outstanding principal balance and all unpaid accrued interest thereon is due on the maturity date, December 31, 2018. The Note is secured by a first priority security interest in substantially all personal property assets of the Company, including intellectual property.

Subject to the receipt of any required shareholder approval (for the purposes of, among others, Listing Rule 10.11 of the Australian Securities Exchange (the “ASX”)), the entire outstanding principal balance under the Note and all unpaid accrued interest thereon is convertible into CHESS Depositary Interests (“CDIs”), each representing 1/50th of a share of the Company’s common stock, (i) at the option of the Purchaser at a conversion price calculated based on the five-day volume weighted average closing price of the Company’s CDIs on the ASX, or (ii) automatically upon the occurrence of an equity financing in which the Company raises at least $10,000,000 (a “Qualified Financing”) at the price per CDI of the CDIs issued and sold in such financing. If shareholder approval is required to approve the issuance of any CDIs upon such a conversion and such approval is not obtained, the Company is obligated to prepay all accrued and unpaid interest plus 110% of the remaining outstanding unconverted principal balance on the earlier of the maturity date or the date that is six months following the date of the stockholder meeting at which the requisite approval was not obtained.

In the event that the Borrower issues additional CDIs in a subsequent equity financing at a price per CDI that is less than the then-effective optional conversion price (based on the five-day volume weighted average price on the ASX), the Purchaser has a 30-day option to convert (subject to any applicable shareholder approval) at an adjusted conversion price reflecting, on a weighted average basis, the lower price per CDI. The number of CDIs that the Purchaser may acquire upon conversion of the Note at this adjusted conversion price is limited to the number that maintains the Purchaser’s fully-diluted ownership percentage of the Company at the same level as existed immediately preceding the applicable subsequent equity financing.

In addition, upon a change of control of the Company (other than a change of control resulting from a Qualified Financing) in which the Company’s stockholders receive cash consideration, the Company is obligated to prepay all accrued and unpaid interest plus 110% of the remaining outstanding unconverted principal balance. Other than as described above, the Company may not prepay the Note without the consent of the Purchaser.

The Note Purchase Agreement contains customary events of default. If a default occurs and is not cured within the applicable cure period or is not waived, any outstanding obligations under the Note may be accelerated. The Note Purchase Agreement and related Note documents also contain additional representations and warranties, covenants and conditions, in each case customary for transactions of this type.

The foregoing description of the Note Purchase Agreement and the Note does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Note Purchase Agreement and the Note, each of which will be included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2017. A copy of the press release announcing the financing is attached hereto as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto, which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GI DYNAMICS, INC.

Dated: June 16, 2017	/s/ James Murphy
James Murphy
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company on June 16, 2017.